EXHIBIT 99.1

OXiGENE Announces ZYBRESTAT(R) Plus Avastin(R) Continues to be Well Tolerated in Second Interim Toxicity Analysis of a Phase 2 Ovarian Cancer Trial

SOUTH SAN FRANCISCO, Calif., Feb. 6, 2013 (GLOBE NEWSWIRE) -- OXiGENE, Inc. (Nasdaq:OXGN), a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer, announced today that the randomized Phase 2 study evaluating the combination of ZYBRESTAT® (fosbretabulin tromethamine or CA4P) and Avastin® (bevacizumab) to treat patients with persistent or recurrent ovarian cancer has again demonstrated acceptable tolerability in the second and final scheduled interim toxicity analysis. As specified in the study protocol, no additional pre-specified safety concerns were observed, according to a meeting of the study's Safety Review Committee (SRC). OXiGENE anticipates that patient accrual for the study will be completed within the next 3-4 months, and that top-line data will be available at the end of the year.

The Phase 2 study (GOG 186I) is being conducted by the Gynecologic Oncology Group (GOG) under the sponsorship of the Cancer Therapy Evaluation Program (CTEP) of the National Cancer Institute (NCI). Fosbretabulin tromethamine is being provided to CTEP under a Cooperative Research and Development Agreement (CRADA) with OXiGENE and the bevacizumab is being provided under a CRADA with Genentech, Inc.

"We are pleased that the second and final interim safety review was acceptable, and that enrollment has significantly increased due to the addition of platinum-resistant ovarian cancer patients, who have very few treatment options available to them," said Jai Balkissoon, MD, FACS, Vice President Clinical Development, OXiGENE. "With our collaborators at the GOG and CTEP, we look forward to completing enrollment by mid-year and generating top-line data by year-end. We are hopeful that the efficacy and safety data could support advancing toward a pivotal registration program in ovarian cancer."

This second interim toxicity analysis was based on the safety review of the first 53 evaluable patients who completed four months of therapy. There were no additional protocol specified serious adverse events seen during this review, and the study will continue to full enrollment.

About the Phase 2 Trial

The Phase 2 trial was initiated in March 2011, and is titled, "A Randomized Phase II Evaluation of Single-Agent Bevacizumab (IND #7921) (NSC #704865) and Combination Bevacizumab with Fosbretabulin Tromethamine (CA4P) (NSC #752293) in the Treatment of Recurrent or Persistent Epithelial Ovarian, Fallopian Tube or Primary Peritoneal Carcinoma." The Study chair and co-chairs are Bradley Monk, MD, Creighton University School of Medicine, St. Joseph's Hospital and Medical Center, Phoenix, Arizona, Robert L.Coleman, MD, University of Texas MD Anderson Cancer Center, Houston, Texas and Carol Aghajanian, MD, Memorial Sloan-Kettering Cancer Center, respectively. The study is being conducted at more than 80 sites in the U.S.

To be eligible for the study, patients must have measurable or detectable recurrent or persistent epithelial ovarian, fallopian tube or primary peritoneal carcinoma, and must have had one prior platinum-based chemotherapeutic regimen for management of primary disease containing carboplatin, cisplatin or another organoplatinum compound. Patients can be either platinum-sensitive or platinum-resistant but cannot have received more than two prior chemotherapy regimens.

Patients are randomized into two arms: one arm receives bevacizumab 15 mg/kg IV on day 1 and then every three weeks; the second arm receives bevacizumab plus fosbretabulin tromethamine 60 mg/m2 IV on day 1 and then every three weeks. Patients are treated until disease progression or until adverse effects prohibit further therapy. The primary endpoint of the Phase 2 trial is progression-free survival. Secondary endpoints include safety, overall survival and objective responses by treatment arm.

About the Gynecologic Oncology Group

The Gynecologic Oncology Group (GOG) is a not-for-profit organization with the purpose of promoting excellence in the quality and integrity of clinical and basic scientific research in the field of gynecologic malignancies. The GOG is committed to maintaining the highest standards in clinical trials development, execution, analysis and distribution of results. The GOG is one of the National Cancer Institute's funded cooperative groups. The GOG is the only group that focuses its research on women with pelvic malignancies, such as cancer of the ovary, uterus, and cervix. The GOG is multi-disciplinary in its approach to clinical trials, and includes gynecologic oncologists, medical oncologists, pathologists, radiation oncologists, nurses, statisticians, basic scientists, quality of life experts, data managers, and administrative personnel.

About OXiGENE

OXiGENE is a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer. The Company's major focus is developing vascular disrupting agents (VDAs) that selectively disrupt abnormal blood vessels associated with solid tumor progression. OXiGENE is dedicated to leveraging its intellectual property and therapeutic development expertise to bring life-extending and life-enhancing medicines to patients.

The OXiGENE, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4969

Safe Harbor Statement

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Any or all of the forward-looking statements in this press release, which include the timing of advancement, outcomes, data and regulatory guidance relative to our clinical programs, including the timing for patient accrual and receipt of top-line data from the Phase 2 study described in this press release, and achievement of our business and financing objectives may turn out to be wrong. Forward-looking statements can be affected by inaccurate assumptions OXiGENE might make or by known or unknown risks and uncertainties, including, but not limited to, the inherent risks of drug development and regulatory review, and the availability of additional financing to continue development of our programs.

Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in OXiGENE's reports to the Securities and Exchange Commission, including OXiGENE's reports on Form 10-K, 10-Q and 8-K. However, OXiGENE undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

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